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                         AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT, dated as of July 25, 1995, to the Rights Agreement, dated as of September 22, 1987 (the "Rights Agreement"), between Foster Wheeler Corporation, a New York corporation (the "Company"), and Mellon Bank, N.A., as successor to The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent").

         The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to
Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. The Company and the Rights Agent deem it necessary or desirable to enact this Amendment to the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

         In consideration of the foregoing and the mutual
agreements set forth herein, the parties hereto agree as fol-
lows:
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      1.  Section 1 of the Rights Agreement is hereby
modified and amended by adding the following language to the end of paragraph (a) thereof:

     Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company de-termines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this



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     paragraph (a), then such Person shall not be deemed to be
     an "Acquiring Person" for any purposes of this Agreement.

         2. Section 1 of the Rights Agreement is hereby modified and amended by adding to the end of paragraph (c) thereof the following sentence:

         Notwithstanding anything in this definition of Ben-eficial Ownership to the contrary, the phrase "then out-standing," when used with reference to a Person's Bene-ficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then ac-tually issued and outstanding which such Person would be deemed to own beneficially hereunder.

         3. Section 1 of the Rights Agreement is hereby modified and amended by deleting paragraph (i) thereof (and all references thereto in the Rights Agreement) in its entirety and inserting in place thereof the following language: "(i)
[Intentionally left blank.]".

         4. Section 11(a) of the Rights Agreement is hereby modified and amended by adding to the end of subparagraph (iii) thereof the following sentence:

     In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to


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    authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issu-ance of such Preferred Shares or fraction thereof.

          5. Section 23 of the Rights Agreement is hereby modified and amended by deleting paragraph (c) thereof in its entirety (and all references thereto in the Rights Agreement), and relettering paragraph (d) thereof as paragraph (c).

          6.  Sections 24, 25, 26, 27, 28, 29, 30, 31 and 32
(as numbered prior to this Amendment) of the Rights Agreement are hereby modified and amended by changing the number of each section (and all references thereto) to Sections 25, 26, 27, 28, 29, 30, 31, 32 and 33, respectively.

          7. The Rights Agreement is hereby modified and amended by adding a new Section 24 thereof to read in its en-tirety as follows:

          Section 24.  Exchange.  (a) The Board of Directors
    of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part


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of the then outstanding and exercisable Rights (which
shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common
Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio") . Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and As-sociates of such person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

    (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give


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public notice of any such exchange; provided, however,
that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The
Company promptly shall mail a notice of any such ex-change to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

    (c) In the event that there shall not be suffi-cient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such


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action as may be necessary to authorize such additional
Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon ex-change of a Right, a number of preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

    (d) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole
Common Share. For the purposes of this paragraph (d), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.




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          8.   In connection with the amendment to the Rights
Agreement set forth in paragraph 7 of this Amendment, the Rights Agreement is hereby modified and amended by modifying and amending the sections of the Rights Agreement specified below in the respective manners set forth below:

          (a) Section 6 of the Rights Agreement is hereby modified and amended by adding the following language in the first sentence thereof, following the phrase "any Right Cer-tificate or Right Certificates" and preceding the phrase "may be transferred": "(other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof)".

          (b) Section 7 of the Rights Agreement is hereby modified and amended by (i) deleting from clause (a)(i) thereof the word "or", and (ii) adding the following language after the end of clause (a)(ii) thereof and before the period: ", or
(iii) the time at which such Rights are exchanged as provided in Section 24 hereof".

          (c) Section 11 of the Rights Agreement is hereby modified and amended by (i) deleting from subparagraph (a)(ii) thereof the word "In" in the first sentence of such clause, and
(ii) adding the following language to the beginning of the



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first sentence of subparagraph (a)(ii) thereof:  "Subject to
Section 24 of this Agreement, in".

           (d) Section 20 of the Rights Agreement is hereby modified and amended by (i) deleting from the first sentence of paragraph (e) thereof the phrase "Section 3, 11, 13 or 23" and
(ii) adding the following language to replace such deleted phrase: "Section 3, 11, 13, 23 or 24".

           (e) Section 23 of the Rights Agreement is hereby modified and amended by adding after the phrase "Section 23" in the last sentence of newly relettered paragraph (c) thereof the following language: "or in Section 24 hereof".

           9. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

           10. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.


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          11.  In all respects not inconsistent with the terms
and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and im-munities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          12. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





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         IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                            FOSTER WHEELER


By: /S/ Jack E. Deones             By: /S/ Richard J. Swift
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Attest:                            MELLON BANK, N.A.


By: /S/ Patricia Zakrzewski        By: /S/ J.D. Aramanda
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